UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  November 15, 2011

NetSpend Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34915	20-2306550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Brazos Street, Suite 1300, Austin, Texas	78701-2582
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(512) 532-8200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Tom Cregan, the former Executive Vice President, Sales and Distribution of NetSpend Corporation (the “Company”), resigned on November 15, 2011.

In connection with Mr. Cregan’s resignation, the Company and Mr. Cregan entered into a Termination and Consulting Agreement (the “Agreement”) pursuant to which Mr. Cregan will act as a Strategic Sales Consultant to the senior managers of the Company through March 31, 2012 (subject to the Company’s ability to terminate the Agreement in the event Mr. Cregan violates any of his post-termination obligations to the Company). Mr. Cregan will not be paid for his consulting services and he cannot be required to provide more than ten hours of services in any calendar month.

On November 16, 2011, Mr. Cregan signed a release that discharges the Company and its affiliates from any and all claims related to Mr. Cregan’s employment and the termination thereof (subject to certain exceptions related to Mr. Cregan’s indemnification rights and certain options held by him). Mr. Cregan has until November 23, 2011 to revoke this release. If the release is revoked, the Agreement will be wholly null and void.

If the release becomes finally effective, the options (the “Options”) granted to Mr. Cregan pursuant to the Amended and Restated NetSpend Holdings, Inc. 2004 Equity Incentive Plan prior to the termination of his employment will continue to vest in accordance with their terms during the term of the Agreement. The Agreement further provides that if the release becomes finally effective, the Company will not, during such time as one or more of the Options remain outstanding, amend any option held by an executive officer of the Company that is substantially similar to one or more of the Options without offering to amend the corresponding Option in a like manner.

This summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the agreement attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Termination and Consulting Agreement, dated November 15, 2011, by and between NetSpend Corporation and Tom Cregan.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETSPEND HOLDINGS, INC.

Date: November 18, 2011	By:	/s/ George W. Gresham
George W. Gresham
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Termination and Consulting Agreement, dated November 15, 2011, by and between NetSpend Corporation and Tom Cregan (furnished herewith).